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                            INVESTMENT ADVISORY AGREEMENT

                         (BEA Long-Short Market Neutral Fund)


          AGREEMENT made as of ______, 1998 between THE RBB FUND, INC., a Maryland corporation (herein called the "Company"), and BEA ASSOCIATES, a New York general partnership (herein called the "Investment Adviser").

          WHEREAS, the Company is registered as an open-end, management investment company under the Investment Company Act of 1940 (the "1940 Act") and currently offers or proposes to offer shares representing interests in twenty five separate investment portfolios; and

          WHEREAS, the Company desires to retain the Investment Adviser to render certain investment advisory services to the Company with respect to the Company's BEA Long-Short Market Neutral Fund (the "Fund"), and the Investment Adviser is willing to so render such services,

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

          1. APPOINTMENT. The Company hereby appoints the Investment Adviser to act as investment adviser for the Fund for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

          2. DELIVERY OF DOCUMENTS. The Company has furnished the Investment Adviser with copies properly certified or authenticated or each of the following:

               (a) Resolutions of the Board of Directors of the Company authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement;

               (b) Each Prospectus relating to any class of Shares representing interests in the Fund of the Company in effect under the 1933 Act (such prospectuses, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the "Prospectuses").

          The Company will furnish the Investment Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

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          3.   MANAGEMENT OF THE FUND.  Subject to the supervision of the Board of Directors of the Company, the Investment Adviser will provide for the overall management of the Fund including (i) the provision of continuous investment programs for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund, (ii) the determination from time to time of what securities and other investments will be purchased, retained, or sold by the Company for the Fund, and (iii) the placement from time to time of orders for all purchases and sales made for the Fund. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Fund's investment objectives, restrictions and policies as stated in the applicable Prospectuses and the applicable statement of additional information contained in the Registration Statement. The Investment Adviser further agrees that it will render to the Company's Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board may request. The Investment Adviser agrees to provide to the Company (or its agents and service providers) prompt and accurate data with respect to the Fund's transactions and, where not otherwise available, the daily valuation of securities in the Fund.

          4. BROKERAGE. The investment Adviser may place orders either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Investment Adviser will consider the experience and skill of the firm's securities traders as well as the firm's financial responsibility and administrative efficiency. Consistent with this obligation, the Investment Adviser may, subject to the review of the Board of Directors, select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Investment Adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Investment Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Investment Adviser determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Investment Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance will the Fund's securities be purchased from or sold to the Company's principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.


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          5.   CONFORMITY WITH LAW; CONFIDENTIALITY.  The Investment Adviser
further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Company all records and other information relating to the Company and prior, present or potential shareholders (except clients of the Investment Adviser and its affiliates), and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such Information by duly constituted authorities, or when so requested by the Company.

          6. SERVICES NOT EXCLUSIVE. The investment management and services rendered by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

          7. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

          8. EXPENSES. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities purchased for the Fund (including brokerage commissions, if any), the cost of independent pricing services used in valuing the Fund's securities and fees and expenses of registering and qualifying shares for distribution under state securities laws.

          If the expenses borne by the Fund in any fiscal year exceed the most restrictive applicable expense limitations imposed by the securities regulations of any state in which the Shares of the Fund are registered or qualified for sale to the public, the Investment Adviser shall reimburse the Fund for any excess up to the amount of the fees payable by the Fund to it during such fiscal year pursuant to Paragraph 9 hereof in the same proportion that its fees bear to the total fees paid by the Company for investment advisory services in respect of the Fund;

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PROVIDED, HOWEVER, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Fund for such excess expenses regardless of the amount of such fees payable to it during such fiscal year to the extent that the securities regulations of any state in which the Shares are registered or qualified for sale so require.

          9.   COMPENSATION.

          (a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, until the Fund has completed twelve full calendar months of investment operations (the "Initial Period"), the Company will pay the Investment Adviser from the assets of the Fund and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of 1.50% of the Fund's average daily net assets.

          (b) Following the Initial Period, the Company will pay the Investment Adviser from the assets of the Fund and the Investment Adviser will accept as full compensation therefor fees calculated as follows:

               (i) There shall be a fee, computed daily and payable monthly, at the annual rate of 1.50% of the Fund's average daily net assets (the "Base Fee"), PROVIDED, however, that if subparagraph (ii) below is applicable, the fee shall be calculated pursuant to subparagraph (iii) below.

               (ii) After each calendar month, it shall be determined whether the investment performance of the Fund (calculated in accordance with subparagraph (v) below) has exceeded or lagged the Target (as hereinafter defined) within the parameters of one of subparagraphs (A) through (E) during the immediately preceding twelve months:

                    (A) the investment performance of the Fund exceeded or lagged the Target by more than 100 but not more than 200 basis points;

                    (B) the investment performance of the Fund exceeded or lagged the Target by more than 200 but not more than 300 basis points;

                    (C) the investment performance of the Fund exceeded or lagged the Target by more than 300 but not more than 400 basis points;

                    (D) the investment performance of the Fund exceeded or lagged the Target by more than 400 but not more than 500 basis points; or


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                    (E)  the investment performance of the Fund exceeded or
lagged the Target by more than 500 basis points.

               (iii) If subparagraph (ii) applies, the rate of the Base Fee for such calendar month should be adjusted as follows:

                    (A) If subparagraph (ii)(A) applies, the annual rate of the Base Fee shall be 1.60% if the investment performance of the Fund exceeded the Target or 1.40% if the investment performance lagged the Target;

                    (B) If subparagraph (ii)(B) applies, the annual rate of the Base Fee shall be 1.70% if the investment performance of the Fund exceeded the Target or 1.30% if the investment performance lagged the Target;

                    (C) If subparagraph (ii)(C) applies, the annual rate of the Base Fee shall be 1.80% if the investment performance of the Fund exceeded the Target or 1.20% if the investment performance lagged the Target;

                    (D) If subparagraph (ii)(D) applies, the annual rate of the Base Fee shall be 1.90% if the investment performance of the Fund exceeded the Target or 1.10% if the investment performance lagged the Target; or

                    (E) If subparagraph (ii)(E) applies, the annual rate of the Base Fee shall be 2.00% if the investment performance of the Fund exceeded the Target or 1.00% if the investment performance lagged the Target.

               (iv) The "Target" means the investment record of the Salomon Smith Barney 1-Month Treasury Bill Index-TM- plus 500 basis points.

               (v) The investment record of the Salomon Smith Barney 1-Month Treasury Bill Index-TM- shall be calculated in accordance with Rule 205-1(b) under the Investment Advisers Act of 1940, as amended (the "Advisers Act") as such Rule shall be amended from time to time or any successor regulation. The investment performance of the Fund shall be calculated in accordance with Rule 205-1(a) under the Advisers Act as such Rule shall be amended from time to time or any successor regulation.

          (c) The fee attributable to the Fund shall be satisfied only against assets of the Fund and not against the assets of any other investment portfolio of the Company.

         10. LIMITATION OF LIABILITY OF THE INVESTMENT ADVISER. The Investment Adviser shall not be liable for any error of

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judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The Fund will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors") or (b) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Investment Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Company.

         11. DURATION AND TERMINATION. This Agreement shall become effective with respect to the Fund upon approval of this Agreement by vote of a majority of the outstanding voting securities of the Fund and, unless sooner terminated as provided

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herein, shall continue with respect to the Fund until ______, 199_.
Thereafter, if not terminated, this Agreement shall continue with respect to the Fund for successive annual periods ending on _______, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund; PROVIDED, HOWEVER, that this Agreement may be terminated with respect to the Fund by the Company at any time, without the payment of any penalty, by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Portfolio, on the 60 days' prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 90 days' prior written notice to the Company. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act).

         12. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Fund shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Fund.

         13. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

         14. CHANGE IN MEMBERSHIP. The Investment Adviser shall notify the Company of any change in its membership within a reasonable time after such change.

         15. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the


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state of New York without giving effect to the conflicts of laws principles thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                              THE RBB FUND, INC.


                              By:
                                 -----------------------------
                                 President


                              BEA ASSOCIATES


                              By:
                                 -----------------------------


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